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fashionmall.com, Inc's Response to GenesisIntermedia.com, Inc.

New York, December 29, 2000 /PRNewswire/ -- fashionmall.com, Inc. (Nasdaq: FASH) today acknowledged receipt of a letter from GenesisIntermedia.com, Inc. proposing a business combination in which each of the holders of fashionmall.com's common stock would receive $2 in cash and .29 shares of the common stock of GenesisIntermedia.com for each share of fashionmall.com common stock.

Mr. Narasin indicated that despite the recent expressions of interest, fashionmall.com was not seeking to sell itself, but noted that the company hoped to obtain additional information from GenesisIntermedia.com and that the Board would evaluate the proposal in the near future. If GenesisIntermedia.com actually chooses to engage in a tender offer, fashionmall.com will advise its stockholders of its position with respect to such tender offer no later than ten business days from the date GenesisIntermedia.com commences a tender offer and files a Tender Offer Statement with the Securities and Exchange Commission. fashionmall.com requests that its stockholders defer making a decision to accept or reject any tender offer by GenesisIntermedia.com until they have been advised of fashionmall.com's position.

This press release is a pre-commencement written communication under Rule 14D-9 of the Securities Act of 1934 and will be filed today with the Securities and Exchange Commission under cover of Schedule 14D-9. It is advised that stockholders read the solicitation/recommendation statement on Schedule 14D-9 when it becomes available because it will contain important information. Investors can obtain a copy of the solicitation/recommendation statement and other filed documents for free at the Securities and Exchange Commission's web site http://www.sec.gov or by contacting its investor relations department at 212-891-6862.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding fashionmall.com, Inc.'s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this document are based upon information available to fashionmall.com, Inc. as of the date hereof. fashionmall.com, Inc. assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other factors or risks relating to fashionmall.com, Inc.'s business are set forth in fashionmall.com, Inc.'s periodic reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K for its fiscal year ended December 31, 1999, including (without limitation) under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Competition," "Government Regulations," and "Risk Factors." Nothing can or should be inferred about fashionmall.com, Inc.'s future revenues or financial results from the information contained in this press release.

Contact: Anne Marie Forehand, fashionmall.com, Inc. 212-891-8075